Exhibit 10.2

Royal Gold, Inc.

2015 Omnibus Long-Term Incentive Plan

Restricted Stock Units Agreement

Royal Gold, Inc., a Delaware corporation (the “Company”), has granted to you restricted stock units (the “Restricted Stock Units”) relating to its common stock, $0.01 par value (the “Stock”), under the Royal Gold, Inc. 2015 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), subject to the terms and conditions of the Plan and this Restricted Stock Agreement (this “Agreement”).

A.	Grant Notice

Grantee
Grant Date
Number of Restricted Stock Units

B.	Terms and Conditions

Vesting Conditions

The Restricted Stock Units will vest in three equal annual installments beginning on the first anniversary of the Grant Date (each, a “Vesting Date”), provided that you remain in continuous Service from the Grant Date through the applicable Vesting Date. Except as otherwise provided in this Agreement, no Restricted Stock Units will vest after your Service has terminated for any reason.

The Committee, in its sole discretion, has the authority to make any determinations as to whether the conditions of this Agreement have been met.

Purchase Price and Transferability

The purchase price for your Restricted Stock Units is deemed paid by your Service. The Restricted Stock Units may not be (a) sold, transferred, assigned, pledged, or otherwise encumbered or disposed of, whether by operation of law or otherwise, or (b) made subject to execution, attachment, or similar process.

Delivery of Stock Pursuant to Vested Restricted Stock Units

The Stock represented by any vested Restricted Stock Units will be delivered to you as soon as reasonably practicable after the Vesting Date (or other applicable vesting event), but no later than the 15th day of the third month following the end of the calendar year in which the Vesting Date (or other applicable vesting event) occurs.

Termination after Long-Term Service

If your Service is terminated by the Company or its Affiliates other than for Cause (as defined below) after you have provided 15 years of Service, the Restricted Stock will vest in full on your termination date.

“Cause” means the following:

a)

If you have an employment agreement in effect with the Company or the Company’s wholly owned subsidiary, Royal Gold Corporation, “Cause” is defined in your employment agreement.

b)

If you have an employment contract in effect with the Company’s wholly owned subsidiary, RGLD Gold AG, “Cause” means reasons justifying termination with immediate effect pursuant to your employment contract.

If you do not have an employment agreement or contract in effect with the Company or its Affiliates, “Cause” is defined in the Plan.
c) If you do not have an employment agreement or contract in effect with the Company or its Affiliates, “Cause” is defined in the Plan.
Involuntary Termination in Connection with a Change in Control

If you incur an Involuntary Termination (as defined below) within the period beginning 90 days prior to and ending two years after the occurrence of a Change of Control (or, if you have an employment agreement or contract with the Company or its Affiliates, a “Change of Control,” as defined in your employment agreement or contract), then all unvested Restricted Stock Units will vest in full as of your termination date.

“Involuntary Termination” means the following:

d)

If you have an employment agreement in effect with the Company or the Company’s wholly owned subsidiary, Royal Gold Corporation, an “Involuntary Termination” means (a) your Service or employment agreement is terminated without “Cause” (as defined in your employment agreement) during the term of your employment agreement, (b) you terminate your Service or your employment agreement for “Good Reason” (as defined in your employment agreement) during the term of your employment agreement, or (c) your Service is terminated upon the Company’s or Royal Gold Corporation’s election not to renew the term for one of the four successive one-year renewal terms pursuant to your employment agreement.

e)

If you have an employment contract in effect with the Company’s wholly owned subsidiary, RGLD Gold AG, an “Involuntary Termination” means your Service or employment contract is terminated without a reason justifying termination with immediate effect pursuant to your employment contract.

f)

If you do not have an employment agreement or contract in effect with the Company or its Affiliates, an “Involuntary Termination” means a termination of your Service by reason of (1) your involuntary termination by the Company for reasons other than Cause or (2) your voluntary resignation from the Company within 90 days following the first occurrence of the following: (A) a material adverse change in your title or responsibilities with the Company, (B) a material reduction in your base salary, or (C) receipt of notice that your principal work place will be relocated by more than 50 miles.

Forfeiture of Unvested Restricted Stock Units	If your Service terminates for any reason other than as provided above, you will forfeit all unvested Restricted Stock Units.
Leaves of Absence	The impact of any leave of absence on your Service for purposes of this Agreement will be determined in accordance with the Company’s policies and procedures and Applicable Laws.
Withholding Taxes	As a condition of this grant, you agree that you will make acceptable arrangements consistent with the Company’s policies and procedures to pay any withholding or other taxes that may be due as a result of this grant or the vesting, settlement, or issuance of Restricted Stock Units related to this grant. You may satisfy the withholding or other tax obligations by remitting cash payments to the Company within the time periods specified by Company policies and procedures or, to the extent permitted under Applicable Laws, by causing the Company or its Affiliates to withhold shares of Stock otherwise issuable to you as a result of this grant. Your election will be irrevocable and must be made in advance and in accordance with Company’s Insider Trading Policy, Stock Ownership Guidelines (if applicable), and any other applicable policies or procedures in effect from time to time. If you do not make acceptable arrangements to satisfy your tax obligations, the Company will withhold shares of Stock otherwise issuable to you as a result of this grant. Any shares of Stock withheld under this section will have an aggregate Fair Market Value equal to the withholding obligations.

No Right to Continued Service

Neither the Restricted Stock Units nor this Agreement gives you the right to continued Service in any capacity. The Company (and any parent, Subsidiaries, or Affiliates) reserves the right to terminate your Service at any time and for any reason not prohibited by law.

Forfeiture of Rights

If you take actions in competition with the Company, the Company will have the right to cause a forfeiture of your rights, including but not limited to (a) a forfeiture of any unvested Restricted Stock Units and (b) with respect to the period commencing 12 months prior to your termination of Service (1) a forfeiture of any proceeds received upon a sale of shares acquired by you upon vesting of Restricted Stock Units or (2) a forfeiture of any shares of Stock acquired by you upon vesting of the Restricted Stock Units.

You will be deemed to have taken actions in competition with the Company if, (a) within one year of your termination of Service, you directly or indirectly own, manage, operate, join, or control; participate in the ownership, management, operation, or control of; are a proprietor, director, officer, stockholder, member, partner, employee, or agent of; or are a consultant to any business, firm, corporation, partnership, or other entity that is in the business of creating, financing, acquiring, investing in, or managing precious metal royalties, precious metal streams, or similar interests or (b) you take any action that violates the noncompetition provisions of any employment agreement or contract between you and the Company or any of its Affiliates. Ownership of less than 1% of the securities of a public company will not be treated as an action in competition with the Company.

Stockholder Rights; Dividends

You have no rights as a stockholder of the Company unless and until the shares of Stock relating to vested Restricted Stock Units have been issued.

You will, however, as of each dividend record date for Stock occurring on or after the Grant Date and prior to the date the shares of Stock underlying the Restricted Stock Units are issued (or, if applicable, the date of forfeiture of the Restricted Stock Units), be entitled to receive an amount equal to the dividend that you would have been entitled to receive had you held the number of shares of Stock underlying the Restricted Stock Units on that record date, payable on the date of payment of the applicable dividend in cash or a number of shares of Stock having a Fair Market Value equivalent to the amount (each as determined by the Company in its sole discretion).
Other Agreements

You agree that, as a condition of this grant of Restricted Stock, you will execute any documents that the Company deems necessary or appropriate to become a party to any stockholder agreement or voting trust.

Applicable Law

The validity and construction of this Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

Code Section 409A

It is intended that this Agreement comply with Code Section 409A to the extent subject thereto. Accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, that provision will be deemed amended to the minimum extent necessary to avoid application of the additional taxes or penalties. The nature of the amendment will be determined by the Company. Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent required to avoid accelerated taxation and penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your “separation from service” (as defined for purposes of Code Section 409A, a “Separation from Service”) will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Notwithstanding anything to the contrary in this Agreement, for purposes of any provision of this Agreement providing for the settlement of any shares of Stock upon or following a termination of employment or a termination of Service that are considered “deferred compensation” under Code Section 409A, references to your “termination of employment” or “termination of Service” (and corollary terms) will be construed to refer to your Separation from Service. Each installment of Restricted Stock that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Code Section 409A.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Corporate Secretary at (303) 573-1660 or corporatesecretary@royalgold.com to request paper copies of these documents.

The Plan

The text of the Plan is incorporated by reference into this Agreement. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock. Any prior agreements, commitments, or negotiations concerning the Restricted Stock are superseded.
Data Privacy

To administer the Plan, the Company and its Affiliates may process personal data about you. This data includes the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information, and any other information that might be deemed appropriate by the Company or its Affiliates to facilitate the administration of the Plan. By accepting this grant, you give explicit consent to the Company and its Affiliates to process any personal data and to transfer any personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who will include the Company and other persons designated by the Company to administer the Plan.

Company Policies

This grant and the Restricted Stock are subject to your compliance with the Company’s Insider Trading Policy, Stock Ownership Guidelines (if applicable), Incentive Compensation Recoupment Policy (if applicable), and any other applicable policies or procedures in effect from time to time.

This Restricted Stock Agreement is executed as of the dates set forth below.

Royal Gold, Inc.

By:

Name:

Title:

Date:

Grantee Acknowledgement and Agreement

By executing this Agreement, I acknowledge that I have received and had an opportunity to review this Agreement, the Plan, and the related Prospectus. I agree to the terms and conditions in this Agreement and the Plan.

By:

Name:

Date:

For your grant of Restricted Stock to be valid, you must execute this Agreement no later than 30 days after the Grant Date.

Attachments:

2015 Omnibus Long-Term Incentive Plan and Prospectus (copies are available in Shareworks)